Exhibit 99.1


                  QC Holdings, Inc. Increases Authorization of
                 Common Stock Repurchase Program to $30 Million


     OVERLAND PARK, Kan.--(BUSINESS WIRE)--Aug. 23, 2006--QC Holdings, Inc. (NASDAQ: QCCO) announced that its Board of Directors has increased the authorization limit of the company's common stock repurchase program to $30 million. The program would have otherwise been completed upon reaching $20 million. The term of the repurchase program was recently extended to June 30, 2007.
     During August 2006, the company has repurchased 850,000 shares of its common stock for approximately $10.3 million. With these transactions, the company has repurchased approximately 1.6 million shares at an aggregate price of $19.8 million.

     About QC Holdings, Inc.

     Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of payday loans in the United States, operating 558 stores in 25 states at August 23, 2006. With more than 22 years of operating experience in the retail consumer finance industry, the Company entered the payday loan market in 1992 and, since 1998, has grown from 48 stores to 558 stores through a combination of de novo stores and acquisitions. During fiscal 2005, the Company advanced more than $985 million to customers through payday loans and reported total revenues of $152.9 million.

     Forward-Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company's current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) litigation or regulatory action directed towards us or the payday loan industry, (3) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and the rate of revenue growth in branches, (4) negative media reports and public perception of the payday loan industry and the impact on state legislatures and federal and state regulators, (5) changes in our key management personnel, (6) integration risks and costs associated with contemplated and completed acquisitions, and (7) the other risks detailed under
Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.


     CONTACT: QC Holdings, Inc.
              Investor Relations Contact:
              Douglas E. Nickerson, 913-234-5154
              or
              Media Contact:
              Tom Linafelt, 913-234-5237